Exhibit 2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of February 17, 2012 (this “Amendment”), is by and between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Recitals

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of May 18, 2011 (the “Rights Agreement”);

WHEREAS, the Rights Agreement is due to expire on May 30, 2012;

WHEREAS, the Board of Directors of the Company has decided that it is in the best interest of the stockholders of the Company to extend the term of the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of such section; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable in accordance with its terms, have been done and performed, and the execution and delivery of this Amendment by the Company has been in all respects duly authorized by the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

1.  Amendment to Section 1.  Section 1 of the Rights Agreement is hereby amended by deleting the current subsection 1(k) in its entirety and inserting the following subsection:

“Final Expiration Date” means the second anniversary of the Record Date.

2.  Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as expressly provided herein, the Rights Agreement is not being amended, modified or supplemented in any respect, and it remains in full force and effect.

3.  Miscellaneous.

(a)           Except as otherwise expressly provided, or unless the context otherwise requires, capitalized terms used herein shall have the respective meanings assigned to them in the Rights Agreement.

(b)           This Amendment shall be deemed to be a contract made under the internal and substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal and substantive laws of such State applicable to contracts made and performed entirely within such State.

(c)           If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that nothing in this Section 3(c) will affect the ability of the Company under the provisions of Section 27 of the Rights Agreement to supplement or amend this Amendment to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.

(d)           Descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control of affect the meaning or construction of any of the provisions hereof.

(e)           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:  /s/ Scott Thompson
Name:  Scott L. Thompson
Title:  President and CEO

COMPUTERSHARE TRUST COMPANY, N.A.,
AS RIGHTS AGENT

By:  /s/ Ian Yewer
Name:  Ian Yewer
Title:  Branch President

[Signature Page]